Exhibit 23.3








             [Letterhead of Barnes, Saly & Company]

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Trustees
USBANCORP Western Region 401(k) Plan
McKeesport, Pennsylvania



          We hereby consent to incorporation by reference in the registration Statement on Form S-8 of USBANCORP Western Region 401(k) Plan of our report dated July 25, 1994 relating to the statements of net assets available for benefits as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for the three years ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 11-K of the USBANCORP Western Region 401(k) Plan.



                              /s/ Barnes, Saly & Company


Johnstown, Pennsylvania
October 4, 1994